UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2007

DIVERSA CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	000-29173	22-3297375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4955 Directors Place, San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 526-5000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act of 1933, as amended (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Securities Exchange Act of 1934, as amended (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934, as amended (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Amendment No. 1 on Form 8-K/A (the “Amendment”) amends the Registrant’s Current Report on Form 8-K originally filed on February 12, 2007 (the “Original Filing”). The Registrant is filing the Amendment to revise Item 5.02 in the Original Filing related to the terms of the transitional employment agreements for Edward T. Shonsey, the Registrant’s Chief Executive Officer and Anthony E. Altig, the Registrant’s Senior Vice President, Finance and Chief Financial Officer, as well as a restricted stock bonus award for Mr. Altig.

The Original Filing as amended hereby continues to speak as of the date of the Original Filing and the disclosures have not been updated to speak as of any later date. Any items in the Original Filing that are not expressly changed hereby shall be as set forth in the Original Filing. Accordingly, the Amendment should be read together with the Original Filing and the Registrant’s other filings made with the Securities and Exchange Commission. All information contained in the Amendment and the Original Filing is subject to updating and supplementing as provided in the Registrant’s subsequent periodic reports filed with the Securities and Exchange Commission.

Item 5.02, as amended, appears below.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 11, 2007, the Compensation Committee of Diversa’s Board of Directors (the “Committee”) approved certain transitional employment agreements with Edward T. Shonsey, Diversa’s Chief Executive Officer and Anthony E. Altig, Diversa’s Senior Vice President, Finance and Chief Financial Officer (together, the “Executives”) setting forth the terms of the Executives’ continued employment with Diversa following the execution of the Merger Agreement. Additionally, on February 11, 2007, Diversa approved the grant of a restricted stock bonus award to Mr. Altig.

Executive Agreements

Under the terms of the agreements, the Executives will resign their employment 60 days after the Closing of the Merger or on August 15, 2007, whichever occurs first. Diversa will pay each Executive’s salary and continue health insurance coverage for 12 months from the date of such Executive’s termination.

The Executives received 2006 performance bonuses in the following amounts:

•	Mr. Shonsey - $263,000, payable following public announcement of the execution of the Merger Agreement; and

•	Mr. Altig - $156,000, payable pursuant to Diversa’s standard bonus practice and schedule.

Each Executive will also receive the following retention incentive bonuses, payable, in the case of Mr. Shonsey, within five business days of his resignation from Diversa, subject to the Closing of the Merger, and in the case of Mr. Altig, within five business days of the earlier of his resignation or February 11, 2008, subject to the Closing of the Merger:

•	Mr. Shonsey - $272,300 and Mr. Altig - $225,000.

Under the terms of the agreements, provided that the Executive does not engage in certain prohibited actions following termination of employment, Diversa will continue to allow vesting of the Executive’s restricted stock awards on a quarterly basis over the two year period following termination. Additionally, to the extent that Messrs. Shonsey’s and Altig’s stock options are unexercised as of their terminations, these unexercised options will be cancelled, and in consideration of the cancellation they will each automatically receive a restricted stock bonus award for a number of shares with an equivalent Black-Scholes value of his cancelled options, as determined by Diversa’s registered independent public accounting firm, which valuation will assume that the cancelled options would otherwise have expired on March 1, 2009.

Neither Mr. Shonsey nor Mr. Altig will receive any further benefits under his agreement in the event that he is terminated for “cause”. With respect to Mr. Shonsey, the restricted stock award will be subject to the Closing of the Merger and, additionally, his satisfaction of conditions that he (i) lead and facilitate opportunities for the Diversa board of directors to explain and advocate the Merger to such investors and investor groups as requested by the Diversa board of directors (75% of the award), and (ii) make a substantial contribution to a successful financing (25% of the award).

If payments under the agreements are Section 280G parachute payments that are subject to excise taxes imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), Diversa will pay to such Executive either a payment that is reduced so that there would be no excise tax or an amount (which shall be no more than the total payment contemplated by the agreement), which after taking into account all applicable taxes, would provide such Executive with the largest payment on an after-tax basis.

All payments to be made under the agreements that are subject to the six-month delay in distribution requirement imposed on specified employees of publicly traded companies by Section 409A(a)(2)(B)(i) of the Code shall either be accelerated or delayed to the minimum extent necessary so that such benefits will be paid in compliance with the requirements of Section 409A.

Restricted Stock Bonus Award

On February 11, 2007, Mr. Altig was granted a restricted stock bonus award for 20,000 shares (the “Shares”) of Diversa common stock under Diversa’s 1997 Equity Incentive Plan. 25% of the Shares vest upon execution of the Merger Agreement and 25% of the Shares vest upon the Closing of the Merger. If the Closing occurs, the remaining 50% of the Shares shall vest in equal quarterly installments over the succeeding eight calendar quarters following the Closing. However, vesting of the award shall immediately cease if Mr. Altig engages in certain prohibited behavior.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIVERSA CORPORATION

Dated: March 22, 2007	By:	/s/ Anthony E. Altig
	Name:	Anthony E. Altig
	Title:	Senior Vice President, Finance and Chief Financial Officer